Exhibit 23.3
Cawley, Gillespie & Associates, Inc.
PETROLEUM CONSULTANTS

9601 AMBERGLEN BLVD., SUITE 117	306 WEST SEVENTH ST REET, SUITE 302	1000 LOUISIANA STREET, SUITE 625
AUSTIN, TEXAS 78729-1106	FORT WORTH, TEXAS 76102-4987	HOUSTON, TEXAS 77002-5008
512-249-7000	817-336-2461	713-651-9944
FAX 512-233-2618	FAX 817- 877-3728	FAX 713-651-9980
www.cgaus.com
June 13, 2006
Brigham Exploration Company
6300 Bridge Point Parkway
Building 2, Suite 500
Austin, Texas 78730
Re: Consent Letter from Independent Petroleum Consultant
Gentlemen:
Cawley, Gillespie & Associates, Inc. does hereby consent to the use of its reports relating to the proved oil and gas reserves of Brigham Exploration Company (the “Company”) and to the reference to the firm as an expert to the Form S-8 Registration Statement and any amendments thereto filed by the Company.

Yours very truly, CAWLEY, GILLESPIE & ASSOCIATES, INC.
By:	/s/ W. Todd Brooker
W. Todd Brooker, P.E.
Vice-President